Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

The following is a listing of the subsidiaries of the Registrant:

Jurisdiction of
Organization

Energetics Incorporated	Maryland

G&B Solutions, Inc.	Virginia

Integrated Concepts and Research Corporation	District of Columbia

VSE Services International, Inc.	Delaware